Exhibit 10.1.16

RAW MATERIAL SUPPLY AGREEMENT

THIS RAW MATERIAL SUPPLY AGREEMENT (this “Agreement”) is entered into this 27th day of February, 2008 by and between JBS USA, Inc., a Delaware corporation with a principal office at 1770 Promontory Circle, Greeley, CO 80634 and its affiliates and related entities (collectively, “Seller”), and Beef Products, Inc., a Nebraska corporation with its principal offices at 891 Two Rivers Drive, Dakota Dunes, SD 57049 (“Buyer”).

RECITALS

A. Seller is engaged in the business of producing, distributing and marketing fresh beef and pork products. Seller’s current United States beef processing operations are located at Greeley, CO; Hyrum, UT; Grand Island, NE; and Dumas, TX and Seller is acquiring National Beef Packing Company, LLC’s and its facilities at Dodge City, KS; Liberal, KS; and Brawley, CA as well as certain been processing facilities presently owned by Smithfield Foods, Inc. in Souderton, PA; Tolleson, AZ; Plainwell, MI; and Green Bay, WI (collectively, the “Locations”).

B. Buyer is engaged in the business of producing, distributing and selling lean beef, pork and other meat products and currently has production facilities in Amarillo, Texas; Finney County, Kansas; Waterloo, Iowa; and South Sioux City, Nebraska. The majority of shareholders of Buyer, Eldon and Regina Roth, are also the owners of NBPCO Holdings, LLC. NBPCO Holdings, LLC is a member of National Beef Packing Company, LLC.

C. By virtue of the National Beef Packing Company, LLC operating agreement, Buyer purchases all of the beef trimmings containing less than 50% lean content produced at National Beef Packing Company, LLC’s facilities. Seller’s facilities also produce beef trimmings containing less than 50% lean content that comply with the specifications described in Exhibit B (“Raw Materials” or “XP Trim”) attached to this agreement and incorporated by this reference.

D. Similarly, Buyer has certain Exclusive Supply Agreements in place for the Raw Materials produced at Seller’s facilities in Grand Island, NE and Dumas, TX and from time to time purchases additional Raw Materials from Seller’s facilities in Greeley, CO and Hyrum, UT.

E. Contemporaneously with this Agreement Seller, will enter into a certain agreement to purchase National Beef (the “Transaction”); however, NBPCO Holdings, LLC must consent to that transaction. NBPCO Holdings, LLC is willing to consent to such transaction contingent upon the execution of this Agreement with Buyer. Seller desires to sell, and Buyer desires to purchase, all of Seller’s Raw Materials, under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals (which are specifically incorporated herein by this reference) and the mutual covenants described below, the parties agree as follows:

1. Sale and Purchase of Raw Materials. Subject to the limitations below, Seller shall sell, and Buyer shall purchase, all of the Raw Materials that Seller can produce at the Locations. With the exception of the current supply agreements with Ed Minlat, Inc. and Jack-in-the-Box

(which shall not be renewed or the term otherwise extended beyond their respective current terms), Seller agrees that neither it nor any of its affiliates, subsidiaries, employees, officers, directors, agents, other related entities, or other entities or persons under Seller’s actual or apparent control, shall directly or indirectly, produce for, supply to, or sell to anyone other than Buyer, any Raw Materials or otherwise use any Raw Materials for purposes competitive with Buyer’s production of BPI® Boneless Lean Beef Trimmings. The parties acknowledge that Buyer may purchase Raw Materials from other suppliers provided that Buyer has purchased, or still purchases all of Seller’s available Raw Materials under the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Seller shall be permitted to sell on a spot market basis, any Raw Materials that do not meet the Raw Material Specifications defined in Exhibit B and are rejected or refused by the Buyer to a third party.

2. Quantity. As of the Effective Date, it is estimated that Seller will be able to produce the Raw Materials in the amounts indicated on Exhibit C for each facility. This production rate is only an estimate and Buyer shall accept any reasonable amount of Raw Materials. While Seller is under no obligation to produce any minimum quantity of the Raw Materials, certain terms and conditions relating to the Purchase Price (defined below) may vary based upon pound per head achieved or other volume and quality measurements for the Raw Materials.

3. Purchase Price. The “Purchase Price” for the Raw Materials shall be calculated in accordance with the attached Exhibit A. Seller shall invoice Buyer each week for the Raw Materials delivered to and accepted by Buyer during the immediate preceding week. Buyer shall pay each invoice within 7 days after receipt of the applicable invoice.

(a) If at any time during the terms of this Agreement, Buyer offers to purchase from a third party a product substantially similar to the Raw Materials provided under this Agreement at a price and on terms that are more favorable than the price and terms of this Agreement, then Buyer shall notify Seller in writing and Seller shall have the option to adjust the Purchase Price and the associated terms of this Agreement to be as favorable as what is offered to the third party. Notwithstanding the foregoing, Buyer shall have no obligations under this section unless such third party purchases the products on a contract basis in quantities greater than 40 loads per week.

4. Shipments. Seller shall ship all the Raw Materials as soon as practicable following production of the Raw Materials in accordance with the customary past practice of the Parties. Shipments will be FOB the applicable Location with title passing upon Buyer’s acceptance (provided such acceptance is accomplished promptly after delivery) of the applicable Raw Materials at Buyer’s facility. Seller shall ensure that all of the Raw Materials are suitably packed and marked in accordance with the requirements of common carriers and the Raw Materials Specifications (defined below). All shipments are to be inspected by Seller prior to shipment to Buyer to provide reasonable assurances that such Raw Materials comply with the Raw Material Specifications. Buyer shall notify Seller if Buyer does not accept the Raw Materials and shall consult with Seller regarding the disposition of such Raw Materials. Such inspection by Buyer shall not waive Buyer’s right to later reject such Raw Materials or pursue damages against Seller for Raw Materials that do not comply with Seller’s warranties in Section 11.

5. Specifications. Seller represents and warrants that the Raw Materials shall comply with the specifications attached hereto as Exhibit B (the “Raw Material Specifications”), as amended from time to time based upon the mutual agreement of the parties. If Seller fails to comply with the Raw Materials Specifications the Buyer shall notify the Seller within 15 days of receipt of the Raw Materials. After receiving such notice, if the Seller fails to cure according to the terms of this Agreement than the Buyer, in addition to its other rights and remedies under the law, may also reduce the Purchase Price for the applicable Raw Materials accordingly by an equitable amount.

6. Recoverable Costs. Buyer and Seller have negotiated a separate packaging and collection charge for the Raw Materials. At the Inception of this Agreement, that charge will be $*** per pound. This charge shall be reviewed annually and adjusted as necessary (either up or down), with the goal to ensure that it closely approximates Sellers actual Recoverable Costs, as identified below. Recoverable Costs shall include the actual labor costs, including fringe benefits as defined below, for production workers involved with collection of the Raw Materials and other recoverable costs associated with the collection and packaging of the Raw Materials (as may be agreed upon by the parties) that Seller incurs specifically for the purpose of collecting and/or packaging the Raw Materials. In addition to labor costs, these costs may include equipment installation and other similar costs to be borne by Seller. Before inclusion as a Recoverable Cost, the parties will review and determine efficiency, and if installed, proper amortization schedule for inclusion in Recoverable Costs. Where actual costs are not reasonably available, Seller may use standard or estimated costs, subject to adjustment to actual costs at the end of each fiscal year. Seller agrees that expenses charged to Buyer shall be reasonably in kind and amount. Buyer shall have the right to reject any Recoverable Costs that are unreasonable (as determined by Buyer in its sole discretion).

The number of full-time employees utilized by Seller to produce the Raw Materials will vary by Location. The parties shall review the headcount and productivity for each Location on at least a quarterly basis.

Fringe benefits include, without limitation, company paid employment taxes, company paid health, life and disability insurance, workers compensation costs, vacation days, paid holidays, deferred compensation benefits/bonus contributions and other similar fringe benefits mutually agreed to, and consistent with fringe benefits of similar employees of Seller. For the convenience of the parties, the recovery for fringe benefits will be expressed as a percentage of the direct labor costs. Seller may vary the percentage figure used on a monthly basis as may be required from time to time to obtain full recovery. The dollar amount of the recovery of fringe benefits shall be determined by multiplying the labor costs of the hourly workers employed in the collection of Raw Materials by a fraction, the numerator of which is the total fringe benefits costs for Seller’s applicable Location and the denominator of which is the total direct labor cost for the applicable Location. In the event of a significant unexpected increase in benefit costs, the parties will engage in good faith re-negotiation to ensure the aims and purposes of this Agreement are being met.

Notwithstanding the provisions of this Section 6, in no event will the employees of Seller be deemed to be employees of Buyer for any purpose.

***	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

7. Ownership and Use of the Equipment. Buyer has, and from time to time during the term of this Agreement may, install certain equipment at one or more of the Locations in order to facilitate the production of the Raw Materials by Seller and delivery of the Raw Materials to Buyer (the “Equipment”). Seller may use the Equipment for that purpose without any royalties or fees owed to Buyer, but agrees to maintain the Equipment in working condition at Seller’s expense. Title and risk of loss of the Equipment shall at all times remain with Buyer. Upon the termination of this Agreement, Buyer shall remove the Equipment from any and all Locations at Buyer’s expense within 90 days after the effective date of such termination, or such longer period of time as reasonably necessary to remove the Equipment. After the termination of this Agreement, Seller shall continue to have the right to use the Equipment without owing any royalties or fees to Buyer (except that it shall pay for any maintenance or repair costs Seller incurs) until the Equipment is removed by Buyer. Seller shall not charge any warehousing or other storage fees for the Equipment during the term or thereafter.

8. Noncompetition, Nonsolicitation, Noninterference. Seller shall not during the term of this Agreement and for 3 years thereafter (the “Restrictive Period”), directly or indirectly: produce, manufacture, promote, sell or distribute any product from Raw Materials that competes with the Buyer’s production of BPI® Boneless Lean Beef Trimmings. During the Restrictive Period, Buyer shall not hire, attempt to hire or contact or solicit with respect to hiring any employee of the Seller with out the Sellers prior consent. If this agreement terminates prior to the closing of the Transaction all the terms and conditions contained in this paragraph shall be of no further force and effect.

The Parties acknowledges that the covenants and restrictions contained in this Section 8 are necessary, fundamental and required for the protection of each party and the goodwill of each Party; and relate to matters which are of a special, unique and extraordinary character that gives each of the covenants and restrictions a special, unique and extraordinary value. The Parties also acknowledge that a breach of any covenant or restriction contained in this Agreement will result in irreparable harm and damage to the other Party. Accordingly, each Party expressly agrees that, in the event of a breach or threat of a breach of any provision of this Section 8 by the other Party, their remedies at law will be inadequate and in each such event, they will be entitled to an injunction or other similar relief to prevent any breach of this Section 8 and to enforce specifically the provisions of this Section 8 in addition to money damages sustained resulting from the breach or threatened breach of this Section 8, and in addition to any other remedy to which they may be entitled at law or in equity. If either Buyer or Seller institutes legal action to enforce the provisions of this Section 8, in addition to any and all other rights and remedies which the prevailing party may obtain in any such litigation, the prevailing party shall also be entitled to recover from the other party its reasonable attorneys’ fees and out-of-pocket expenses incurred in such litigation.

9. Review of Books and Records. Each Party shall keep accurate records of all its activities as reasonably necessary to determine compliance with the terms and conditions of this Agreement, including accounting records, production records and any mandatory governmental filings. Without limiting either party’s rights or obligations under Section 9, during the term of this Agreement and for a period of 2 years thereafter, each party shall have the right to inspect such records upon 5 days’ prior written notice to the other.

10. Inspection. Buyer may (but is not obligated to) inspect the equipment, factories and other facilities of Seller in order to ensure compliance with the terms and conditions of this Agreement at commercially reasonable times during the term of this Agreement and upon 5 days’ notice to Seller, provided however, that such inspection shall not unreasonably interfere with Sellers business and shall occur only during normal business hours.

11. Seller’s Warranties. Seller warrants that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder and that its performance of this Agreement will not violate any agreement between Seller and any other third person; (b) the Raw Materials will meet or exceed the Raw Material Specifications in effect as of the date the Raw Materials are shipped to Buyer and shall comply with the provisions of the Seller’s standard food guaranty which shall be provided to the Buyer contemporaneously with the execution of this Agreement; and (c) the Raw Materials will be free and clear of all liens and encumbrances. SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR SUCH FITNESS OF THE PRODUCTS FOR ANY PARTICULAR PURPOSES EVEN IF SUCH PURPOSES ARE KNOWN TO SELLER.

12. Term. The initial temporary term of this Agreement shall commence upon the signing of the Membership Interest Purchase Agreement (“MIPA”) for the Transaction and shall continue until Closing of the Transaction (the “Initial Term”). This Agreement shall terminate upon the termination or expiration of the MIPA or in the event the Transaction does not close. Unless sooner terminated, the primary term of this agreement shall be for a period of 15 years commencing upon the closing of the Transaction (“Effective Date”); provided, however, that this Agreement will automatically renew for successive 1 year periods unless either party notifies the other, no later than 6 months prior to any renewal date, that it desires to terminate this Agreement as of such date. This Agreement may be terminated earlier (a) by written agreement of the parties; or (b) by either party if the other party materially breaches in any manner and does not cure such breach within 60 days after it receives notification thereof from the non-breaching party or (c) if the Buyer fails to fund that certain Promissory Note executed contemporaneously with this Agreement.

13. Compliance with Laws. Each party aggress that it will neither undertake nor cause to be undertaken in its performance under this Agreement any action or omission that is illegal under the laws of the USA or the laws of any other applicable governmental authority. Each party shall comply with any requirements for the transaction registration or the submission or recording of this Agreement with applicable governmental entities after providing notice of the same to Buyer. Each party agrees that it will not, directly or indirectly, offer, pay, promise to pay or authorize the payment of any money or thing of value to any official, party or candidate, or to any person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, party or candidate, for the purpose of: (a) influencing any act or decision of such official, party or candidate, including a decision to fail to perform his official functions; or (b) inducing such official, party or candidate, to use his influence with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist Buyer in obtaining or retaining business for or with or directing business to, any person.

14. Remedies. The Parties hereto acknowledge that compliance with this Agreement is necessary to protect their respective business and a breach of this Agreement will irreparably and continually damage the other Party or which money damages may not be adequate. In addition, the Parties agree that in the event of a breach or threatened breach to this Agreement, the non-breaching party shall be entitled to (a) an injunction to prevent the continuation of such harm, the money damages insofar as they can be determined and (c) reasonable attorneys fees and costs. Nothing in this Agreement, however, shall be construed to prohibit the non-breaching party from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative.

15. Confidentiality. During the term of this Agreement, each party (the “Disclosing Party”) may provide the other (the “Receiving Party”) with certain confidential and proprietary information (“Confidential Information”). Confidential Information includes, but is not limited to, the terms and conditions of this Agreement, all business, financial and technical trade secrets, current, or future products, production and marketing plans and volume, equipment (including equipment designed by other companies affiliated with Buyer), processes and facilities of the parties, any written information which is marked “Confidential” and any information which is orally disclosed, identified as confidential at the time of disclosure and confirmed in writing as being confidential within 30 days thereafter. However, “Confidential Information” will not include information that (a) is publicly known at the time of its disclosure; (b) is lawfully received by the Receiving Party from a third party not under an obligation of confidentially to the Disclosing Party; (c) is published or otherwise made known to the public by the Disclosing Party; or (d) was generated independently by the Receiving Party before disclosure by the Disclosing Party. The Receiving Party will refrain from using the Disclosing Party’s Confidential Information except to the extent necessary to exercise its rights or perform its obligations under this Agreement. The Receiving Party will likewise restrict its disclosure of the Disclosing Party’s Confidential Information to those who have an absolute need to know such Confidential Information in order for the Receiving Party to perform its obligations and enjoy its rights under this Agreement. Such persons will be informed of and will agree to the provisions of this Section 15, and the Receiving Party will remain responsible for any unauthorized use or disclosure of the Confidential Information by any of them. The Receiving Party may also disclose Confidential Information pursuant to the requirement or request of a governmental agency, a court or administrative subpoena or any order or other legal process or requirement of law so long as it shall (x) first notify the Disclosing Party of such request or requirement; (y) in the case of a required disclosure, furnish only such portion of the Confidential Information as it is advised in writing by counsel that is legally required to disclose; and (z) cooperate with the Disclosing Party in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is required to be disclosed. Upon the termination of this Agreement for any reason, each party will return (or, if requested, destroy) the Confidential Information (including any and all copies and derivatives thereof) of the other party provided pursuant to this Agreement. Upon a party’s written request, an authorized officer of the other party will certify in writing that this Section 15 has been complied with by such other party.

16. Insurance. Buyer shall maintain liability and other insurance appropriate for its business, including comprehensive general liability and product liability insurance with minimum limits of $5 million per occurrence, an aggregate of $10 million (with the other party reserving the right to request reasonable increases in such limits upon 90 days’ prior notice). All such insurance is to be purchased from reputable, duly qualified insurance companies (at least A-rated), and such insurance is to be maintained during the term of this Agreement and for a minimum of 12 months thereafter. Buyer agrees to (a) furnish the other party with certificates of insurance properly executed by such party’s insurance company evidencing such insurance; (b) include the other party as an additional insured; and (c) give the other party at least 30 days’ prior notice of any cancellation or material alteration of such insurance coverage.

17. Indemnification. Each party (the “Indemnifying Party”) agrees to indemnify and hold the other party (the “Indemnified Party”) harmless from and against any and all damages, claims, losses and reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party as a result of any claim, action, recall, suit, proceeding or investigation filed or threatened by the government, customer or any other third party (collectively, a “Claim”) to the extent such a Claim arises out of the breach of any of the representations, warranties or obligations made or assumed by the Indemnifying Party pursuant to this Agreement. This indemnification provision shall survive for the applicable statute of limitations period for the applicable claim. The Indemnified Party shall notify the Indemnifying Party immediately of any claim for which it believes may be entitled to indemnification hereunder.

18. Independent Contractors. Buyer and Seller are independent contractors, and neither of the parties is the legal representative or agent of the other party for any purpose whatsoever, and neither of the parties has any right or authority to assume or create any obligation express or implied on behalf of the other party or to bind it in any respect whatever. Nothing in this Agreement shall be deemed to create a partnership relationship between Buyer and Seller to make either of the parties jointly liable with the others for any obligation arising out of the activities contemplated by this Agreement. Buyer and Seller will each be solely responsible for the direction and control of the work of its own employees, and each will assume complete responsibility for the personal safety of its respective employees.

19. No Third Party Beneficiaries. Nothing in this Agreement is intended, or shall be construed, to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions contained herein.

20. Assignment. This Agreement may not be assigned or transferred by either Party by operation of law, a change of control event (e.g., a merger, acquisition, reorganization, sale of substantially all the assets or stock of Seller or any similar event) or otherwise without the express written consent of the other Party. Any purported assignment in violation of the preceding sentence shall be void and of no effect. This Agreement shall be binding upon the parties’ respective successors and permitted assigns. Notwithstanding the foregoing, either Party may transfer this Agreement to any subsidiary and affiliate provided that the assigning party remains liable for all of its obligations under this Agreement.

21. Change in the Locations. During the term of this Agreement, Seller shall make a good faith effort as part of the sale of any of its Locations, to encourage the new owner of the applicable Location to enter into a new agreement with Buyer under similar terms and conditions as this Agreement. Provided however, nothing herein shall obligate the Seller to expend any money, or make any representation, or covenant obligation to such new owner.

22. Right of First Offer. In the event that Seller acquires, builds, purchases or otherwise operates a new beef processing operation (an “Additional Location”), it shall promptly notify Buyer of the Additional Location and offer Buyer a right to first offer to add such Additional Location as a “Location” under the terms and conditions of this Agreement. Provided, however, that if such Additional Location is owned by a party that also owns an operation that competes with Buyer and the acquisition is conditioned upon Seller continuing to sell Raw Materials to that owner, then such Additional Location will be excluded from Seller’s first offer obligations. Buyer shall have 3 months from the date of receiving notice of such offer from Seller, to accept such offer.

23. Construction. “Including” means “including without limitation” and does not limit the preceding words or terms. The words “or” and “nor” are inclusive and include “and”. Whenever the context shall require, each term stated in either the singular or plural shall include the singular and the plural, and masculine or neuter pronouns shall include the masculine, the feminine and the neuter. All references to dollar amounts shall be in United States dollars. References to “Sections” or “Exhibits” shall mean the Sections of this Agreement or Exhibits attached to this Agreement, unless otherwise expressly indicated. The headings or titles preceding the text of the Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement. Both parties have participated in negotiation and drafting of this Agreement. This Agreement is executed in the English language and may be translated into Portuguese or another language for informational purposes only. In the event an ambiguity or question of intent of interpretation arises, the English version of this Agreement shall prevail and this Agreement shall be construed as if drafted by both of the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. This Agreement shall not be supplemented or modified by any course of dealing or trade usage.

24. Notices. Except as otherwise provided in this Agreement, any notice, consent or other communication required or permitted hereunder shall be written in English and shall be deemed given when (a) delivered personally; (b) sent by confirmed facsimile transmission; or (c) sent by commercial courier with written verification of receipt returned to the sender. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice or communication sent. Names, addresses and facsimile numbers for notices (unless and until written notice of other names, addresses and facsimile numbers are provided by either or both parties) are as follows:

If to Seller, to:	JBS USA Attn: General Counsel 1770 Promontory Circle Greeley, CO 80634 Facsimile (970) 506-8323

If to Buyer, to:	Beef Products, Inc. Attn: General Counsel 891 Two Rivers Drive Dakota Dunes, South Dakota 57049 Facsimile: (605) 217-8001

25. Choice of Law and Venue. This Agreement shall be governed by and construed under the laws of the State of Nebraska, without regards to conflicts of law principles; provided, however, the parties agree that the United Nations Convention on contracts for the International Sale of Goods shall not be used to govern or construe this Agreement. Each party expressly consents to the exclusive jurisdiction of the federal, state and local courts serving Douglas County, Nebraska, to govern all disputes arising out of this agreement.

26. Force Majeure. Neither Party shall be deemed to have defaulted or failed to perform under this Agreement if that Party’s ability to perform or default shall have been caused by an event or events beyond the control and without the fault of that Party, including fire, flood, explosion, act of God or a public enemy, strike, labor dispute, civil riot, the inability to procure necessary raw materials, supplies, or equipment for the production, storage and/or delivery of the Raw Materials, or if the ability of the Seller to produce the Raw Materials is impacted by any of the foregoing (“Force Majeure Event”). Upon the occurrence of the Force Majeure Event, the Party claiming the Force Majeure Event shall notify the other Party in writing within ten (10) days of such event and, to the extent possible, inform the other Party of the expected duration of the Force Majeure Event and the quantity of Raw Materials to be affected by the suspension or curtailment of this Agreement. Notwithstanding this provision, nothing contained in this Agreement shall relieve the purchaser of the Raw Materials of the obligation to pay in full the purchase price for any amounts due for the Raw Materials delivered and received hereunder. The Seller shall not be obligated to make up delivery of the Products that have been prevented by a Force Majeure Event.

27. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect without regard to the invalid, illegal or unenforceable term or provision. If the courts of any one or more jurisdictions shall hold all or any part of such term or provision wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination shall not bar or in any way affect other party’s right to relief in the court of any other jurisdiction as to failures to observe such term or provision in such other jurisdictions, the above provisions as they relate to each jurisdiction, being, for this purpose, severable into diverse and independent provisions.

28. Waiver. No right of either party under this Agreement, may be waived except as expressly set forth in writing signed by an authorized representative of the party waiving such right. No waiver of any provision shall be implied by a party’s failure to enforce any of its rights or remedies herein provided, and no express waiver shall affect any provision other than that to which the waiver is applicable and only for that occurrence.

29. Entire Agreement. This Agreement, including all of the Exhibits attached hereto (all of which are incorporated herein by this reference), contains the entire agreement of the parties with respect to the subject matter hereof and will supersede and replace any and all other prior or contemporaneous agreements and understandings between the parties, whether written or oral, regarding the subject matter hereof. Any modifications, revisions or amendments to this Agreement must be set forth in a writing signed by authorized representatives of both parties.

30. Survival. Provisions of this Agreement which are either expressed to survive its termination or, from their nature or context it is contemplated that they are to survive such termination, shall remain in full force and effect notwithstanding such termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

Beef Products, Inc.		JBS USA

By:	/s/ Eldon Roth	By:	/s/ Wesley Mendonça Batista

Title:	President	Title:	Chief Executive Officer

Date:	2/27/2008	Date:	February 26, 2008

Exhibit A

Raw Materials Price Calculation

The “Purchase Price” shall be determined in accordance with the following formula:

A = Moisture content of the Raw Material, expressed as a decimal fraction.

B = Fat content of the Raw Material, expressed as a decimal fraction.

C = Protein content of the Raw Material, expressed as a decimal fraction.

X = Tallow price – prior week’s weighted average price less freight.

Y = Meal price – prior week’s weighted average price.

1.00 - (A + B) = solids content of the Raw Materials (S)

S

*** = predicted meal yield (M)

*** = fat content of meal (F)

B - F = predicted tallow yield (T)

C

M = protein percentage of meal product (P)

TX = tallow value (V)

M(PY/2000) = meal value (V)

M(1700 BTU/#) [gas cost ($/MBTU)] = energy cost credit (E)

V + V + E = Raw Materials Value

These calculations will derive at Raw Materials Price based upon predicted rendered Meat Product yields from the Product. With inputs of analyses and rendered product prices, a gross value is calculated. From this is subtracted an incremental costs of drying the meal (one pound of water evaporated per pound of meal product).

In addition, a premium will be paid based upon the Lean Based Premium Schedule which is attached hereto as Schedule 1 and incorporated herein by this reference, as adjusted, based on volume (pounds per head).

¡	@ Target lb/hd – pay at proposed premium schedule

¡	@ Target less 5 lb/hd – pay premium schedule less $***

¡	@ Target less 10 lb/hd – pay premium schedule less $***

¡	@ Target less 20 lb/hd – pay premium schedule less $***

¡	@ Target less 30 lb/hd – pay premium schedule less $***

***	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

¡	@ Below minimum lb/hd – pay no premium

In addition, a negotiated Packaging and Collection charge will be paid based on Seller’s Recoverable Costs as defined in this Agreement.

This Raw Materials Price Calculation may be modified from time to time by the written consent of both parties. In addition, certain components like the tallow freight adjustment, energy cost credit, and lean based premium schedule will be reviewed on a semi-annual basis. Recoverable Costs will be reviewed at least annually.

Exhibit B

RAW MATERIALS SPECIFICATIONS

January 25, 2007

Only raw materials supplied from USDA/FSIS inspected beef slaughter and processing facilities or facilities operating under an equivalent inspection program may be used in the production of BPI products. Raw material suppliers are required to have written HACCP plans, SSOPs, or other prerequisite programs necessary to ensure raw materials supplied to BPI meet all applicable food safety regulatory requirements and other criteria, including but not limited to the specifications below. HACCP plans, SSOPs, and other programs must be available for BPI review upon request. BPI may also request to visit supplying facilities to review these records along with a review of the operations. In addition, suppliers must have a documented, functioning food defense program.

HACCP plans must contain at least one, but preferably more critical control points (CCPs), validated to eliminate or to reduce E.coli O157:H7 below the detectable levels. Raw material suppliers are required to update BPI upon supplementation of additional CCPs or other material changes to their HACCP plans. Continued use of CCPs identified by raw material suppliers will comply with these specifications will be confirmed annually.

If raw material supplier is a processing establishment that utilizes outside carcasses or raw materials, supplier must confirm that its raw material suppliers have HACCP plans, SSOPs, or other prerequisite programs in place consistent with the requirements above. Raw material suppliers will maintain records of purchase source or slaughter plant to allow trace back of raw materials in the event of a recall.

BPI will not currently require raw material suppliers to sample product and test for the presence of E.coli 0157:H7 other than as noted below, assuming the following criteria are met. If these criteria are not met, BPI reserves the right to require sampling/testing of all raw materials sold to BPI and also reserves the right to conduct its own sampling/testing of all incoming raw materials. Those criteria are:

1.	Existence of one or more validated CCPs in use by supplier;

2.	Raw material supplies consistently meet the performance specifications below;

3.	Raw material supplier participates in quarterly verification sampling/testing with BPI; and

4.	BPI continues finished product sampling/testing program and holds product pending negative test result for E.coli O157:H7.

With the exception of E.coli O157:H7, which is an adulterant and must not be present in any raw materials supplied to BPI, the following specifications will be reviewed and reports may be provided to raw material suppliers for trending purposes only. BPI may choose certain safeguards when supplier’s trends are out of specification, such as accelerated sampling, product segregation, process using additional interventions, implementation of alternate pricing for supplier raw materials, or others.

✓ Total plate count	<100,000 cfu/gram

✓ E.coli	<100 cfu/gram
✓ Coliform	<100 cfu/gram
✓ Staphylococcus aureus	<100 cfu/gram
✓ Listeria monocytogenes	Negative
✓ Salmonella	Negative
✓ E.coli O157:H7	Negative

On a quarterly basis, on dates established by BPI, a lot of five randomly chosen combos will be sampled/tested for the presence of E.coli O157:H7 using sampling and testing methods established by BPI. The purpose of this quarterly sampling/testing is to verify the continued effectiveness of the CCPs employed by raw material suppliers. If a verification sample is found to be positive the lot tested will be destroyed and the originating supplier will be immediately contacted to conduct a review of policies and programs. BPI may request a documented response of the findings of this review.

Acceptable Products

All raw materials shall be free from defects as identified in the “Boneless Beef AQL” criteria established under subpart 18-b of the USDA MPI Manual. All raw materials must have a minimum chemical lean of ***%. The product should be free of all specified risk material as defined in 9 CFR 310.22 or Annex XL Section A to Regulation (EC) No. 999/2001, contamination (including ingesta, grease, rail dust, etc. and foreign objects.

All raw materials must meet the following requirements:

1.	Be produced from only young, fed cattle in compliance with Title 21 CFR, Part 589.2000 addressing feeding bins as measures to control BSE. No raw materials from cows, bulls, or other classifications of raw materials unless supplier is participating in a BPI pre-approved segregation program, in which combos and load manifest are to be clearly identified.

2.	SRM materials identified in 9 CFR 310.22 are not allowed in any product destined for BPI and must be disposed of in accordance with 9 CFR 314.1 or 314.3.

3.	No fresh raw materials will be delivered to BPI’s facility more than 5 days from their cut date, nor more than 10 days from date of slaughter without advance approval of BPI Quality Assurance department.

4.	Without advanced approval, the facility may not use chemical sprays, including hyperchlorinated water, organic acids (unless part of an approved BPI quality control program), or alginate coating, in any of its processes.

5.	The establishment must have an active “Downer” policy that prohibits the fabrication of downer carcasses. A downer carcass includes any animal that is unable to enter or exit a trailer/truck under its own power (subject to USDA-FSIS guidelines as outlined in 69 Federal Register 1862, et seq).

6.	The establishment must demonstrate GMP, Food safety, and humane handling practices consistent with industry standards. If requested, the establishment will provide BPI with a review of recently conducted third party audits.

7.	Each raw material combo may contain product from only one (1) production or cut date. Partial combos will not be carried over to the next production date to be filled out with additional production.

***	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

8.	Suppliers must have a documented pest control program.

9.	Suppliers must comply with APHIS rev. January 2002 and USDA safeguards measures against Foot and Mouth Disease.

10.	Raw materials must be free of illegal residues such as antibiotics, hormones and agricultural chemicals as set forth in 1997 by USDA and APHIS.

11.	Free of foreign materials as defined by FSIS Directive 7310.5.

Fresh Raw Material Acceptable carcass portions:

1.	Flank fat – fat from the flank area of the carcass with traces of lean;

2.	Bottom butt fat – kernel of tri-tip with traces of lean;

3.	Chuck fat – fat associated with the break down of the chuck;

4.	Loin wing cap – fat portion with traces of lean;

5.	Rib cap – fat portion with traces of lean;

6.	Any small pieces of fat derived from the normal breakdown of the beef carcass.

Fresh Raw Material Non-acceptable carcass portion:

1.	Bones of any kind;

2.	Cartilage (unless specifically approved);

3.	Tunic tissue (unless specifically approved);

4.	Kidney knob fat (unless specifically approved);

5.	Material from the bone cannons, mechanically deboned meat or materials from advanced meat recovery systems;

6.	Spinal cords, any central nervous system materials, dorsal root ganglia, or other specified risk materials identified by USDA in 9 CFR 310.22[1];

7.	Catch pan materials;

8.	Foreign objects, hair, ingesta, bruises, or abscesses;

9.	Mammary tissue.

Mammary tissue is any brownish or off colored covering on the flank fat from heifer carcasses. This substance must be trimmed out of the product, to leave only incidental traces behind. The trimming should be taken to the depth that the mammary tissue appears freckled among the fat. “Incidental” means any mass smaller than a dime. Combos containing mammary tissue by this definition with be rejected.

BPI will notify the originating supplier upon identification of a non-compliance. BPI may request reasonable appropriate corrective actions and preventive measures addressing these non-compliances.

Packaging

Fresh raw materials are to be packed into a 40x48x54-inch or taller combo lined with a poly liner. Poly liners should be securely attached to the combos with filament tape to prevent the liner from slipping during the filling process. Combos should be placed on good quality 40x48-inch pallets and should not have top or bottom boards missing or broken. Board nails should not be exposed in order to limit the possibility of puncture through the combo and liner, or from falling into product during dumping of the combo.

[1]	Supplier shall continue efforts to put in place product flows and segregation plans to ensure that specified risk materials do not become commingled with raw materials provided to BPI at any stage of the production process.

When applicable, trimmings are to be packed into a plastic BPI combo lined with a poly liner. Poly liners should be securely attached to the combos with filament tape to prevent the liner from slipping during the filling process. The plastic BPI combo should be in sound shape, being free from any cracks or chips. The plastic BPI combos should be washed and sanitized before filling with product.

Combos are to have a combo cap securely attached and covering the entire top of the combo as to prevent possible contamination during transport.

Combo liners are to be 4 mil. thick or greater, or exhibit comparable tear strength. The combo liners will preferably be blue, but may be such other color sufficiently distinct from the color of the raw material to allow liner to be easily identifiable from the raw materials.

Combos should be filled to a target weight of 2,200 lbs gross weight when possible. Once filled, the combo should be covered with a poly cap that is securely attached to the sides of the combo. Any combos that are torn, punctured, or tearing should be reworked. GROSS trailer weight should not fall below 44,000 lbs, with a NET weight of approximately 40,000 lbs.

Labeling

Combos should be properly labeled with the following information:

✓	Product label, labeled appropriately as trimmings according to contents as approved by USDA;

✓	Gross weight – includes tare and net weight; a separate gross weight will be listed to include dry ice tare;

✓	Tare weight including pallet, combo liner, and cover weights (not including dry ice)

✓	Tare weight of dry ice, listed separately (if applicable)

✓	Net weight – weight of the product only;

✓	Date of production;

✓	Combo sequence number per shift and shift ID

✓	Manifest number

✓	When using BPI plastic combos, labels are to be attached to liner of the combo, not the plastic combo

✓	When applicable, BEV compliant product should be appropriately labeled and be accompanied by necessary supporting documentation;

✓	When applicable materials must be labeled as domestic only product in compliance with USDA AMS programs.

Trailer Loading

Combos should be placed in the trailer in a manner so that the face of the combo is toward the rear of the trailer. In the event that a combo is staged by itself in a row, support should be placed beside it to prevent the combo from tipping or falling during transit.

A load manifest should be attached to the Bill of Lading, and given to the driver. Another copy of the manifest should be attached in a packing slot at the rear of the trailer. The load manifest should include the following information:

✓	Sales order number and purchase order number;

✓	Trailer number and carrier;

✓	Product code of each combo;

✓	Production date of each combo;

✓	Combo number of each combo;

✓	Manifest number of each combo;

✓	Gross weight of each combo;

✓	Net weight of each comb;

✓	Tare weight of each combo.

The refer unit should be set at a temperature of 20º F during summer months, and 28º F during the winter months for fresh raw materials. All changes to these set points will be coordinated through the BPI Traffic Coordinator or designee.

Dry Ice & Receiving Temperatures

Dry ice should be added either manually or automatically to fresh raw materials so that approximately 50 lbs of CO2 is incorporated into each combo at a minimum of three (3) proportional locations (eg 500, 1,000, 1,500 lb increments). The amount and tare of dry ice may vary depending on the type of CO2 used and time of year. Receiving temperatures at the processing facilities for fresh raw materials shall not exceed 45º F.

Exhibit C

RAW MATERIAL VOLUMES AND LEAN UPGRADE MATRIX

The parties are targeting an overall average raw material supply from the National/JBS facilities of at least *** lb/head. That average will vary over time depending upon a number of factors, including carcass weights, carcass grades, supplier product mix, and other characteristics. In addition, those factors are often influenced by market and other considerations as well. Still, based upon experience of each at the facilities listed below, the parties have established the following target and minimum quantities for each facility.

Location	Minimum	Target
Brawley, CA	***	***
Cactus/Dumas, TX	***	***
Dodge City, KS	***	***+
Grand Island, NE	***	***+
Greeley, CO	***	***+
Hyrum, UT	***	***+
Liberal, KS	***	***+

The parties will meet and/or discuss routinely the minimum target quantities above and facility performance relative to the same, taking into consideration the lean upgrade matrix/example below:

Market and Processing Assumption

50s – $***/lb

75s – $***/lb

85s – $***/lb

XF – $***/lb

Cost to upgrade is $0.10/lb

75s upgrade potential of 50s

➢	***% upgrade to 75s

➢	***% convert to XF

➢	Advantage to upgrade is $***/lb (***)

➢	So, every 100 lbs of 50s upgraded to 75s generates $***

85s upgrade potential of 50s

➢	***% upgrade to 85s

➢	***% convert to XF

➢	Advantage to upgrade is $***/lb (***)

So, every 100 lbs of 50s upgraded to 85s generates $***

During the Initial Term (and prior to the Effective Date) of this Agreement the Parties will negotiate in good faith mutually acceptable Raw Material Volumes for Raw Materials originating from the facilities located in Souderton, PA; Tolleson, AZ; Plainwell, MI; and Green Bay, WI

***	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

SCHEDULE 1

LEAN BASED PREMIUM SCHEDULE

JBS Premium Schedule (1-23-08)

***

***	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.